Exhibit 99.1

CENCORA REPORTS FISCAL 2025 SECOND QUARTER RESULTS
Revenue of $75.5 billion for the Second Quarter, a 10.3 percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $3.68 and Adjusted Diluted EPS of $4.42
Adjusted Diluted EPS Guidance Range Raised to $15.70 to $15.95 for Fiscal 2025

CONSHOHOCKEN, PA, May 7, 2025 - Cencora, Inc. (NYSE: COR) reported that in its fiscal year 2025 second quarter ended March 31, 2025, revenue increased 10.3 percent year-over-year to $75.5 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $3.68 for the second quarter of fiscal 2025 compared to $2.09 in the prior year second quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 16.3 percent to $4.42 in the fiscal second quarter from $3.80 in the prior year second quarter.

Cencora is updating its outlook for fiscal year 2025. The Company does not provide forward-looking guidance on a GAAP basis as discussed below in Fiscal Year 2025 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $15.30 to $15.60 to a range of $15.70 to $15.95.

“Cencora’s second quarter results reflect the strength of our value proposition as a healthcare services provider and the important role we play in the supply chain, driven by our pharmaceutical distribution footprint and complementary end-to-end services and solutions,” said Robert P. Mauch, President and Chief Executive Officer of Cencora. “We continue to advance our core business and enhance our capabilities, with a focus on elevating our solutions in the markets we serve.”

“Cencora strives to enhance its leadership position in healthcare through our pharmaceutical centric strategy, best-in-class team members, and customer-focused approach.” Mauch continued. “We believe this leadership, coupled with our operational excellence and emphasis on productivity, drives our resilient financial performance now and will continue to drive it in the future.”

Second Quarter Fiscal Year 2025 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$75.5B	$75.5B
Gross Profit	$3.1B	$2.9B
Operating Expenses	$2.0B	$1.7B
Operating Income	$1.0B	$1.2B
Interest Expense, Net	$104M	$104M
Effective Tax Rate	22.7%	20.8%
Net Income Attributable to Cencora, Inc.	$718M	$863M
Diluted Earnings Per Share	$3.68	$4.42
Diluted Shares Outstanding	195.1M	195.1M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Second Quarter GAAP Results

•Revenue: In the second quarter of fiscal 2025, revenue was $75.5 billion, up 10.3 percent compared to the same quarter in the previous fiscal year, primarily due to an 11.4 percent increase in revenue within the U.S. Healthcare Solutions segment.

•Gross Profit: Gross profit in the second quarter of fiscal 2025 was $3.1 billion, a 20.6 percent increase compared to the same period in the previous fiscal year, primarily due to the increase in gross profit in the U.S. Healthcare Solutions segment and larger gains from antitrust litigation settlements, offset in part by LIFO expense in the current year period in comparison to a LIFO credit in the prior year period and a decrease in gross profit in the International Healthcare Solutions segment. Gross profit as a percentage of revenue was 4.06 percent, an increase of 35 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin, primarily as a result of the January 2025 acquisition of Retina Consultants of America (RCA).

•Operating Expenses: In the second quarter of fiscal 2025, operating expenses were $2.0 billion, a 2.0 percent increase compared to the same quarter in the previous fiscal year, primarily due to an increase in distribution, selling, and administrative expenses as a result of the acquisition of RCA and to support our revenue growth, offset in part by lower litigation and opioid-related expenses compared to the prior year period, which included a $214.0 million litigation accrual related to the distribution of prescription opioid medications.

•Operating Income: In the second quarter of fiscal 2025, operating income was $1.0 billion, an increase of 87.3 percent compared to the same period in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 1.37 percent in the second quarter of fiscal 2025 compared to 0.81 percent in the prior year quarter.

•Interest Expense, Net: In the second quarter of fiscal 2025, net interest expense was $104.0 million, an increase of 62.2 percent from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of $1.8 billion of senior notes in December 2024 and the $1.5 billion variable-rate term loan, which we borrowed in January 2025, to finance a portion of the RCA acquisition, and increased revolving credit facility borrowings to cover seasonal short-term working capital needs.

•Effective Tax Rate: The effective tax rate was 22.7 percent for the second quarter of fiscal 2025 compared to 9.8 percent in the prior year quarter, which included discrete tax benefits associated with foreign valuation allowance adjustments.

•Diluted Earnings Per Share: Diluted earnings per share was $3.68 in the second quarter of fiscal 2025, a 76.1 percent increase compared to $2.09 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2025 were 195.1 million, a decrease of 3.0 percent versus the prior year second quarter primarily due to share repurchases.

Second Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2025, revenue was $75.5 billion, up 10.3 percent compared to the same quarter in the previous fiscal year, primarily due to an 11.4 percent increase in revenue within the U.S. Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the second quarter of fiscal 2025 was $2.9 billion, a 15.2 percent increase compared to the same period in the previous fiscal year due to the increase in gross profit in the U.S. Healthcare Solutions segment, offset in part by the decrease in gross profit in the International Healthcare Solutions segment. Adjusted gross profit as a percentage of revenue was 3.86 percent in the fiscal 2025 second quarter, an increase of 16 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin, primarily as a result of the January 2025 acquisition of RCA.

•Adjusted Operating Expenses: In the second quarter of fiscal 2025, adjusted operating expenses were $1.7 billion, a 15.2 percent increase compared to the same period in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth.

•Adjusted Operating Income: In the second quarter of fiscal 2025, adjusted operating income was $1.2 billion, a 15.3 percent increase compared to the same period in the prior fiscal year, driven by an increase in the U.S. Healthcare Solutions segment, partially offset by a decrease in the International Healthcare Solutions segment. Adjusted operating income as a percentage of revenue was 1.58 percent in the fiscal 2025 second quarter, an increase of 7 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the second quarter of fiscal 2025, net interest expense was $104.0 million, an increase of 62.2 percent from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of $1.8 billion of senior notes in December 2024 and the $1.5 billion variable-rate term loan, which we borrowed in January 2025, to finance a portion of the RCA acquisition, and increased revolving credit facility borrowings to cover seasonal short-term working capital needs.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.8 percent for the second quarter of fiscal 2025 compared to 20.9 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $4.42 in the second quarter of fiscal 2025, a 16.3 percent increase compared to $3.80 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2025 were 195.1 million, a decrease of 3.0 percent versus the prior year second quarter primarily due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $68.3 billion in the second quarter of fiscal 2025, an increase of 11.4 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class and specialty products to physician practices and health systems. There was no significant increase in U.S. Healthcare Solutions revenue resulting from the acquisition of RCA as inventory sales from our specialty distribution business to RCA are now being eliminated in consolidation. Segment operating income of $1.0 billion in the second quarter of fiscal 2025 was up 22.8 percent compared to the same period in the previous fiscal year primarily due to the increase in gross profit, as a result of increased product sales and the January 2025 acquisition of RCA, offset in part by the increase in operating expenses.

International Healthcare Solutions

    International Healthcare Solutions revenue was $7.2 billion in the second quarter of fiscal 2025, an increase of 0.7 percent compared to the previous fiscal year’s second quarter. Segment operating income in the second quarter of fiscal 2025 was $159.3 million, a decrease of 17.3 percent, primarily due to lower operating income at our global specialty logistics business and our European distribution business. On a constant currency basis, International Healthcare Solutions revenue increased by 5.7 percent while segment operating income decreased by 13.9 percent.

Recent Company Highlights & Milestones

•Cencora released its 2024 Corporate Responsibility Report and microsite, outlining the integration with business objectives and a focus on business resiliency and sustainable operations. For the seventh consecutive year, selected information within the 2024 report was assured by ERM Certification and Verification Services.
Fiscal Year 2025 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as to certain financial information, where the probable significance of the information cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2025 Expectations on an Adjusted (non-GAAP) Basis

Cencora is now updating its fiscal year 2025 financial guidance to reflect stronger earnings growth in the U.S. Healthcare Solutions segment and a lower contribution from the International Healthcare Solutions segment.

There is no reduction to updated EPS guidance for a noncontrolling interest in RCA because the 15% equity interest retained by certain RCA physicians and members of management is accounted for by the Company as a contingent liability as opposed to a noncontrolling interest in equity.

The Company now expects:

•Adjusted diluted EPS to be in the range of $15.70 to $15.95, up from the previous range of $15.30 to $15.60.

Additional expectations now include:

•International Healthcare Solutions segment revenue growth to be in the range of 3 to 4 percent, down from the previous range of 4 to 5 percent;
◦On a constant currency basis, International Healthcare Solutions segment revenue growth to be in the range of 6 to 8 percent, down from the previous range of 7 to 9 percent;
•Adjusted consolidated operating income growth to be in the range of 13.5 to 15.5 percent, up from the previous range of 11.5 to 13.5 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 17.5 to 19.5 percent, up from the previous range of 14.5 to 16.5 percent;
◦International Healthcare Solutions segment as reported operating income decline of 1 to 4 percent, down from the previous guidance of no growth;
▪On a constant currency basis, International Healthcare Solutions segment operating income growth to be down 3 percent to flat, from the previous guidance of an increase of approximately 5 percent;
•Weighted average diluted shares outstanding is expected to be in the range of 195.0 to 195.5 million, revised from the previous expectation of under 196 million.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.55 per common share, payable June 2, 2025, to stockholders of record at the close of business on May 16, 2025.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on May 7, 2025. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Robert P. Mauch, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 962235. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States, dial 0(204) 525-0658. The access code for the replay is 839530.

Upcoming Investor Events

Cencora management will be attending the following investor event in the coming months:

•Bank of America Global Healthcare Conference, May 13, 2025.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $290 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as "aim," "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "might," "on track," "opportunity," "plan," "possible," "potential," "predict," "project,” "seek," "should," "strive," "sustain," "synergy," "target," "will," "would" and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the "Risk Factors" and "Management's Discussion and Analysis" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2025	% of Revenue	Three Months Ended March 31, 2024	% of Revenue	% Change
Revenue	$75,453,673		$68,414,307		10.3%

Cost of goods sold	72,393,864		65,876,284		9.9%

Gross profit [1]	3,059,809	4.06%	2,538,023	3.71%	20.6%

Operating expenses:
Distribution, selling, and administrative	1,600,040	2.12%	1,388,810	2.03%	15.2%
Depreciation and amortization	259,818	0.34%	271,732	0.40%	(4.4)%
Litigation and opioid-related expenses	11,524		225,985
Acquisition-related deal and integration expenses [2]	99,380		22,610
Restructuring and other expenses	52,857		75,627
Total operating expenses	2,023,619	2.68%	1,984,764	2.90%	2.0%

Operating income	1,036,190	1.37%	553,259	0.81%	87.3%

Other loss, net	3,546		22,063
Interest expense, net	103,988		64,130		62.2%

Income before income taxes	928,656	1.23%	467,066	0.68%	98.8%

Income tax expense	211,239		45,861

Net income	717,417	0.95%	421,205	0.62%	70.3%

Net loss (income) attributable to noncontrolling interests	454		(430)

Net income attributable to Cencora, Inc.	$717,871	0.95%	$420,775	0.62%	70.6%

Earnings per share:
Basic	$3.70		$2.11		75.4%
Diluted	$3.68		$2.09		76.1%

Weighted average common shares outstanding:
Basic	193,796		199,406		(2.8)%
Diluted	195,094		201,177		(3.0)%
 ________________________________________

1    Includes a $198.6 million gain from antitrust litigation settlements, a $39.5 million LIFO expense, and Turkey foreign currency remeasurement expense of $14.5 million in the three months ended March 31, 2025. Includes an $8.7 million gain from antitrust litigation settlements, a $22.8 million LIFO credit, and Turkey foreign currency remeasurement expense of $23.1 million in the three months ended March 31, 2024.
2    In connection with the acquisition of RCA, certain physicians and members of management retained equity or were granted incentive units in RCA. These equity units are subject to expense adjustments, including fair value adjustments, and as a result the Company recorded $37.5 million of expense adjustments in the three months ended March 31, 2025.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2025	% of Revenue	Six Months Ended March 31, 2024	% of Revenue	% Change
Revenue	$156,940,733		$140,667,140		11.6%

Cost of goods sold	151,322,886		135,660,305		11.5%

Gross profit [1]	5,617,847	3.58%	5,006,835	3.56%	12.2%

Operating expenses:
Distribution, selling, and administrative	3,072,095	1.96%	2,787,557	1.98%	10.2%
Depreciation and amortization	538,310	0.34%	542,335	0.39%	(0.7)%
Litigation and opioid-related expenses, net [2]	28,289		147,068
Acquisition-related deal and integration expenses [3]	138,092		43,673
Restructuring and other expenses	98,617		110,068
Total operating expenses	3,875,403	2.47%	3,630,701	2.58%	6.7%

Operating income	1,742,444	1.11%	1,376,134	0.98%	26.6%

Other loss, net	61,420		20,976
Interest expense, net	131,921		104,694		26.0%

Income before income taxes	1,549,103	0.99%	1,250,464	0.89%	23.9%

Income tax expense	337,967		226,251

Net income	1,211,136	0.77%	1,024,213	0.73%	18.3%

Net income attributable to noncontrolling interests	(4,665)		(1,938)

Net income attributable to Cencora, Inc.	$1,206,471	0.77%	$1,022,275	0.73%	18.0%

Earnings per share:
Basic	$6.23		$5.12		21.7%
Diluted	$6.18		$5.07		21.9%

Weighted average common shares outstanding:
Basic	193,780		199,747		(3.0)%
Diluted	195,144		201,510		(3.2)%
 ________________________________________
1    Includes a $221.5 million gain from antitrust litigation settlements, a $32.1 million LIFO expense, and Turkey foreign currency remeasurement expense of $21.6 million in the six months ended March 31, 2025. Includes a $57.0 million gain from antitrust litigation settlements, a $71.3 million LIFO credit, and Turkey foreign currency remeasurement expense of $40.3 million in the six months ended March 31, 2024.
2 The six months ended March 31, 2024 includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.
3 In connection with the acquisition of RCA, certain physicians and members of management retained equity or were granted incentive units in RCA. These equity units are subject to expense adjustments, including fair value adjustments, and as a result the Company recorded $37.5 million of expense adjustments in the three months ended March 31, 2025.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$3,059,809	$2,023,619	$1,036,190	$928,656	$211,239	$717,871	$3.68
Gains from antitrust litigation settlements	(198,646)	—	(198,646)	(198,646)	(54,162)	(144,484)	(0.74)
LIFO expense	39,469	—	39,469	39,469	10,899	28,570	0.15
Turkey highly inflationary impact	14,479	—	14,479	18,394	—	18,394	0.09
Acquisition-related intangibles amortization	—	(137,011)	137,011	137,011	35,632	100,628	0.52
Litigation and opioid-related expenses	—	(11,524)	11,524	11,524	2,964	8,560	0.04
Acquisition-related deal and integration expenses	—	(99,380)	99,380	99,380	16,517	82,863	0.42
Restructuring and other expenses	—	(52,857)	52,857	52,857	13,953	38,904	0.20
Other, net	—	—	—	5,763	952	4,811	0.02
Tax reform [1]	—	—	—	(4,855)	(11,367)	6,512	0.03
Adjusted Non-GAAP	$2,915,111	$1,722,847	$1,192,264	$1,089,553	$226,627	$862,629	$4.42	[2]

Adjusted Non-GAAP % change vs. prior year quarter	15.2%	15.2%	15.3%	12.5%	12.0%	12.7%	16.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.06%	3.86%
Operating expenses	2.68%	2.28%
Operating income	1.37%	1.58%

________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,538,023	$1,984,764	$553,259	$467,066	$45,861	$420,775	$2.09
Gains from antitrust litigation settlements	(8,714)	—	(8,714)	(8,714)	(4,259)	(4,455)	(0.02)
LIFO credit	(22,835)	—	(22,835)	(22,835)	(7,915)	(14,920)	(0.07)
Turkey highly inflationary impact	23,053	—	23,053	23,210	—	23,210	0.12
Acquisition-related intangibles amortization	—	(164,799)	164,799	164,799	49,444	114,922	0.57
Litigation and opioid-related expenses [1]	—	(225,985)	225,985	225,985	51,093	174,892	0.87
Acquisition-related deal and integration expenses	—	(22,610)	22,610	22,610	7,144	15,466	0.08
Restructuring and other expenses	—	(75,627)	75,627	75,627	16,453	59,174	0.29
Other, net	—	—	—	7,380	916	6,464	0.03
Tax reform and discrete tax items [2]	—	—	—	13,230	43,658	(30,428)	(0.15)
Adjusted Non-GAAP	$2,529,527	$1,495,743	$1,033,784	$968,358	$202,395	$765,100	$3.80	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.71%	3.70%
Operating expenses	2.90%	2.19%
Operating income	0.81%	1.51%

________________________________________

1 Includes a $214.0 million opioid litigation accrual.

2 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization) and the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$5,617,847	$3,875,403	$1,742,444	$1,549,103	$337,967	$1,206,471	$6.18
Gains from antitrust litigation settlements	(221,516)	—	(221,516)	(221,516)	(60,692)	(160,824)	(0.82)
LIFO expense	32,145	—	32,145	32,145	8,807	23,338	0.12
Turkey highly inflationary impact	21,634	—	21,634	26,060	—	26,060	0.13
Acquisition-related intangibles amortization	—	(301,867)	301,867	301,867	82,707	217,975	1.12
Litigation and opioid-related expenses	—	(28,289)	28,289	28,289	7,751	20,538	0.11
Acquisition-related deal and integration expenses	—	(138,092)	138,092	138,092	27,571	110,521	0.57
Restructuring and other expenses	—	(98,617)	98,617	98,617	27,020	71,597	0.37
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	7,694	1,875	5,819	0.03
Tax reform [1]	—	—	—	10,349	(23,042)	33,391	0.17
Adjusted Non-GAAP	$5,450,110	$3,308,538	$2,141,572	$2,006,239	$409,964	$1,590,425	$8.15	[2]

Adjusted Non-GAAP % change vs. prior year	10.8%	10.3%	11.6%	11.0%	8.3%	11.5%	15.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.58%	3.47%
Operating expenses	2.47%	2.11%
Operating income	1.11%	1.36%

________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$5,006,835	$3,630,701	$1,376,134	$1,250,464	$226,251	$1,022,275	$5.07
Gains from antitrust litigation settlements	(56,962)	—	(56,962)	(56,962)	(14,715)	(42,247)	(0.21)
LIFO credit	(71,280)	—	(71,280)	(71,280)	(18,413)	(52,867)	(0.26)
Turkey highly inflationary impact	40,279	—	40,279	40,129	—	40,129	0.20
Acquisition-related intangibles amortization	—	(330,523)	330,523	330,523	85,357	244,298	1.21
Litigation and opioid-related expenses, net [1]	—	(147,068)	147,068	147,068	39,065	108,003	0.54
Acquisition-related deal and integration expenses	—	(43,673)	43,673	43,673	11,708	31,965	0.16
Restructuring and other expenses	—	(110,068)	110,068	110,068	23,916	86,152	0.43
Loss on remeasurement of equity investment	—	—	—	11,431	—	11,431	0.06
Other, net	—	—	—	6,372	807	5,565	0.03
Tax reform and discrete tax items [2]	—	—	—	(3,455)	24,742	(28,197)	(0.14)
Adjusted Non-GAAP	$4,918,872	$2,999,369	$1,919,503	$1,808,031	$378,718	$1,426,507	$7.08	3

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.56%	3.50%
Operating expenses	2.58%	2.13%
Operating income	0.98%	1.36%
________________________________________

1 Includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.

2 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization) and the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$68,283,831	$61,292,897	11.4%
International Healthcare Solutions	7,173,556	7,123,385	0.7%
Intersegment eliminations	(3,714)	(1,975)
Revenue	$75,453,673	$68,414,307	10.3%

	Three Months Ended March 31,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$1,033,150	$841,064	22.8%
International Healthcare Solutions	159,301	192,720	(17.3)%
Intersegment eliminations	(187)	—
Total segment operating income	1,192,264	1,033,784	15.3%

Gains from antitrust litigation settlements	198,646	8,714
LIFO (expense) credit	(39,469)	22,835
Turkey highly inflationary impact	(14,479)	(23,053)
Acquisition-related intangibles amortization	(137,011)	(164,799)
Litigation and opioid-related expenses	(11,524)	(225,985)
Acquisition-related deal and integration expenses	(99,380)	(22,610)
Restructuring and other expenses	(52,857)	(75,627)
Operating income	$1,036,190	$553,259	87.3%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	3.11%	2.74%
Operating expenses	1.59%	1.37%
Operating income	1.51%	1.37%

International Healthcare Solutions
Gross profit	11.10%	11.95%
Operating expenses	8.88%	9.24%
Operating income	2.22%	2.71%

Cencora, Inc. (GAAP)
Gross profit	4.06%	3.71%
Operating expenses	2.68%	2.90%
Operating income	1.37%	0.81%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.86%	3.70%
Adjusted operating expenses	2.28%	2.19%
Adjusted operating income	1.58%	1.51%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$142,316,959	$126,476,699	12.5%
International Healthcare Solutions	14,630,897	14,193,612	3.1%
Intersegment eliminations	(7,123)	(3,171)
Revenue	$156,940,733	$140,667,140	11.6%

	Six Months Ended March 31,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$1,800,494	$1,539,188	17.0%
International Healthcare Solutions	341,394	380,315	(10.2)%
Intersegment eliminations	(316)	—
Total segment operating income	2,141,572	1,919,503	11.6%

Gains from antitrust litigation settlements	221,516	56,962
LIFO (expense) credit	(32,145)	71,280
Turkey highly inflationary impact	(21,634)	(40,279)
Acquisition-related intangibles amortization	(301,867)	(330,523)
Litigation and opioid-related expenses	(28,289)	(147,068)
Acquisition-related deal and integration expenses	(138,092)	(43,673)
Restructuring and other expenses	(98,617)	(110,068)
Operating income	$1,742,444	$1,376,134	26.6%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.67%	2.57%
Operating expenses	1.41%	1.35%
Operating income	1.27%	1.22%

International Healthcare Solutions
Gross profit	11.25%	11.76%
Operating expenses	8.92%	9.08%
Operating income	2.33%	2.68%

Cencora, Inc. (GAAP)
Gross profit	3.58%	3.56%
Operating expenses	2.47%	2.58%
Operating income	1.11%	0.98%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.47%	3.50%
Adjusted operating expenses	2.11%	2.13%
Adjusted operating income	1.36%	1.36%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$1,978,061	$3,132,648
Accounts receivable, net	23,715,008	23,871,815
Inventories	18,965,502	18,998,833
Right to recover assets	1,301,531	1,175,871
Prepaid expenses and other	574,871	538,646
Total current assets	46,534,973	47,717,813

Property and equipment, net	2,302,809	2,181,410
Goodwill and other intangible assets	17,954,247	13,319,073
Deferred income taxes	233,700	246,348
Other long-term assets	4,168,145	3,637,023

Total assets	$71,193,874	$67,101,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$50,110,563	$50,942,162
Accrued expenses and other	2,447,498	2,758,560
Short-term debt	770,321	576,331
Total current liabilities	53,328,382	54,277,053

Long-term debt	7,085,886	3,811,745

Accrued income taxes	277,738	291,796
Deferred income taxes	1,615,752	1,643,746
Accrued litigation liability	4,284,602	4,296,902
Other long-term liabilities	3,421,715	1,993,683

Total equity	1,179,799	786,742

Total liabilities and stockholders’ equity	$71,193,874	$67,101,667

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2025	2024
Operating Activities:
Net income	$1,211,136	$1,024,213
Adjustments to reconcile net income to net cash provided by operating activities	815,487	635,324
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(218,043)	(1,682,145)
Inventories	34,252	(119,023)
Accounts payable	(669,479)	497,670
Other, net	(540,897)	(349,325)
Net cash provided by operating activities	632,456	6,714

Investing Activities:
Capital expenditures	(234,953)	(186,970)
Cost of acquired companies, net of cash acquired	(3,947,761)	(2,310)
Cost of equity investments	(192,576)	(8,021)
Non-customer note receivable	(34,814)	(50,000)
Other, net	(10,558)	15,014
Net cash used in investing activities	(4,420,662)	(232,287)

Financing Activities:
Net debt borrowings [1]	3,455,501	472,409
Purchases of common stock	(435,471)	(436,378)
Exercises of stock options	15,778	18,629
Cash dividends on common stock	(222,076)	(212,692)
Employee tax withholdings related to restricted share vesting	(77,558)	(60,086)
Other, net	(18,762)	(10,381)
Net cash provided by (used in) financing activities	2,717,412	(228,499)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(48,520)	(13,671)

Decrease in cash, case equivalents, and restricted cash	(1,119,314)	(467,743)

Cash, cash equivalents, and restricted cash at beginning of period [2]	3,297,880	2,752,889

Cash, cash equivalents, and restricted cash at end of period [2]	$2,178,566	$2,285,146

________________________________________
1 Includes the issuance of $1.8 billion of senior notes and a $1.5 billion term loan to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Condensed Consolidated Statements of Cash Flows:

	March 31, 2025	September 30, 2024	March 31, 2024	September 30, 2023
Cash and cash equivalents	$1,978,061	$3,132,648	$2,068,858	$2,592,051
Restricted cash (included in Prepaid Expenses and Other)	132,298	98,596	151,446	97,722
Restricted cash (included in Other Long-Term Assets)	68,207	66,636	64,842	63,116
Cash, cash equivalents, and restricted cash	$2,178,566	$3,297,880	$2,285,146	$2,752,889

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; and restructuring and other expenses. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses, net that is unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on remeasurement of an equity investment, the loss on the divestiture of non-core businesses, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Turkey highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses; the gain (loss) on remeasurement of an equity investment; the loss on the divestiture of non-core businesses; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the six months ended March 31, 2025, adjusted free cash flow of $176.0 million consisted of net cash provided by operating activities of $632.5 million, minus capital expenditures of $235.0 million and gains from antitrust litigation settlements of $221.5 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the second quarter of fiscal 2025, (i) revenue of $75.5 billion was negatively impacted by foreign currency translation of $357.7 million, resulting in revenue on a constant currency basis of $75.8 billion, and (ii) adjusted operating income of $1,192.3 million was negatively impacted by foreign currency translation of $6.6 million, resulting in adjusted operating income on a constant currency basis of $1,198.9 million. For the second quarter of fiscal 2025 in the International Healthcare Solutions segment, (i) revenue of $7.2 billion was negatively impacted by foreign currency translation of $357.7 million, resulting in revenue on a constant currency basis of $7.5 billion, and (ii) operating income of $159.3 million was negatively impacted by foreign currency translation of $6.6 million, resulting in operating income on a constant currency basis of $165.9 million. For the six months ended March 31, 2025 (i) revenue of $156.9 billion was negatively impacted by foreign currency translation of $574.4 million, resulting in revenue on a constant currency basis of $157.5 billion, and (ii) adjusted operating income of $2,141.6 million was negatively impacted by foreign currency translation of $18.4 million, resulting in operating income on a constant currency basis of $2,159.9 million. For the six months ended March 31, 2025, in the International Healthcare Solutions segment, (i) revenue of $14.6 billion was negatively impacted by foreign currency translation of $574.4 million, resulting in revenue on a constant currency basis of $15.2 billion, and (ii) operating income of $341.4 million was negatively impacted by foreign currency translation of $18.4 million, resulting in operating income on a constant currency basis of $359.8 million.

In addition, the Company has provided non-GAAP fiscal year 2025 guidance for diluted earnings per share, operating     income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
bennett.murphy@cencora.com

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